Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-104118, 333-104115, and 333-91676) pertaining to the 2002 Employee, Management, and Director Stock Purchase Plans, the 1996 Stock Incentive Plan, as amended, and the CACI $MART Plan, respectively, of CACI International Inc, of our report dated August 11, 2003, with respect to the consolidated financial statements and schedule of CACI International Inc included in this Annual Report (Form 10-K) for the year ended June 30, 2003.

/s/ Ernst & Young LLP

McLean, Virginia

September 25, 2003